Item 77O - 10f3 Transactions

LAZARD RETIREMENT SERIES, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Year Ended December 31, 2009

						   Total		Shares
					Date	   Shares     Price   Purchased by
Portfolio	Security		Purchased  Offered  Per Share The Portfolio
									  (1)

Lazard          A123 Systems, Inc.	9/23/09  27,500,000  $13.50      600
 Retirement
 U.S.Small-Mid
 Cap Equity
 Portfolio

Lazard	        CFAO			12/02/09 31,000,000  $39.1963    66,021
 Retirement						     EUR 26.00
 Emerging
 Markets
 Equity
 Portfolio


Total		                % of Offering
Principal	% of Offering	Purchased by
Purchased by	Purchased by	all Portfolios	Selling
The Portfolio	the Portfolio	(25% Maximum*)	Broker

$8,100         0.0022%         0.3636%         Morgan Stanley
$2,587,779     0.2130%         7.0968%         Goldman Sachs

Notes:
(1) In addition to the Portfolios, other accounts managed by LAM purchased, in aggregate, 100,000 shares (0.3636%) and 2,200,000 shares
(7.0968%) of the total shares offered by A123 Systems, Inc. and CFAO, respectively.
* Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.